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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      PHARMACEUTICAL DISCOVERY CORPORATION

         The undersigned, Per Fog, in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, hereby certifies that:

         1. He is the duly elected and acting President of Pharmaceutical Discovery Corporation, a Delaware corporation (the "Corporation").

         2. The Corporation was originally incorporated under the name Pharmaceutical Discovery Corporation on February 14, 1991.

         3. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         4. The text of the Restated Certificate of Incorporation, as heretofore amended or supplemented, is hereby restated and further amended to read in its entirety as follows:

                                  ARTICLE FIRST

         The name of this corporation is MannKind Corporation (the
"Corporation").

                                 ARTICLE SECOND

         The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808, and the name of its registered agent at that address is Corporation Service Company.

                                  ARTICLE THIRD

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOURTH

         The total number of shares that the Corporation may issue is 105,000,000, of which 100,000,000 shall be shares of Common Stock, $0.01 par value per share, and 5,000,000 shall be shares of Preferred Stock, $0.01 par value per share.

         The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the

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qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix and alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including, but without limiting the generality of the foregoing, the following:

                  (a) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except as otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like actions of the Board of Directors;

                  (b) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes of any other series of the same or other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

                  (c) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation and the terms and conditions of such conversion or exchange, including, without limitation, whether or not the number of shares of such other class or series into which shares of such series may be converted or exchanged shall be adjusted in the event of any stock split, stock dividend, subdivision, combination, reclassification or other transaction or series of transactions affecting the class or series into which such series of Preferred Stock may be converted or exchanged;

                  (d) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

                  (e) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

                  (f) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such series of Preferred Stock;

                  (g) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, or together with the holders of any other class of the capital stock of the Corporation to elect one or more directors of the Corporation (which, without limiting the generality of the foregoing, may

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         include a specified number or portion of the then-existing number of authorized directorships of the Corporation, or a specified number or portion of directorships in addition to the then-existing number of authorized directorships of the Corporation), generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto; and

                  (h) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

         Each outstanding share of Common Stock, $0.01 par value per share, of the Corporation (the "Pre-Split Common Stock") shall, automatically and without any action on the part of the holder and effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State of Delaware (the "Effective Time"), be reclassified and become and thereafter continue to be ..240958 of a share of Common Stock of this Corporation, $0.01 par value per share (the "Post-Split Common Stock"), provided that the shares of Pre-Split Common Stock issued in the name of any holder as of such time shall be converted only into a whole number of shares at the rate of .240958 of a share for each share theretofore outstanding and any fractional shares thus resulting shall be treated in the manner specified below. Each holder of record of outstanding shares of this Corporation's Pre-Split Common Stock, at the close of business on said date, shall be entitled to receive, upon surrender of his, her or its stock certificate or certificates, a new certificate representing the number of shares of Post-Split Common Stock of which he, she or it is the owner after giving effect to the provisions of this Article Fourth. Each Stockholder who has an aggregate number of shares of Pre-Split Common Stock registered in his, her or its name as of the Effective Time so that he, she or it would otherwise, after giving effect to all such shares so registered, be entitled to receive a fraction of a share of the Post-Split Common Stock as a result of the reverse stock split will be entitled to receive from the Corporation cash equal to the fair market value of the fractional share in accordance with Section 155 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this Corporation has caused this certificate to be signed by Per Fog, its President, this 12th day of December, 2001.

                                                     /s/ Per B. Fog
                                                     ---------------------------
                                                     Per Fog, President

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